EXHIBIT 10.2
TO REGISTRANT’S FORM 8-K DATED 2/8/2006

February 3, 2006

Ms. Susan L Gates
2403 60th Ave SE
Mercer Island, WA 98040

Re: Separation Agreement

Dear Susan:

After several discussions concerning your outside family responsibilities, EvergreenBank offers you the separation benefits described in this Separation Agreement (“Agreement”), which is entered into between Susan L Gates and EvergreenBank (the “Company”). For reference purposes, this Agreement is dated February 3, 2006, which is the date the Company presented it to you for consideration. This Agreement describes the terms and conditions of your separation of employment with the Company.

In exchange for the Separation Benefits outlined in this Agreement, you and the Company agree as follows:

1.	Termination/Final Pay: Your last day of active work is February 10, 2006. You will receive your final paycheck on February 17, 2006. All required and agreed upon withholding will be deducted from this paycheck. You will remain on the payroll through February 10, 2006, for benefits purposes. Your formal termination date is February 10, 2006. You acknowledge that you are owed no additional compensation of any kind from the Company except as described in this Agreement.

2.	Earned Time: The Company will pay you all of your accrued and unused earned time on February 17, 2006. All required and agreed upon withholding will be deducted from this payment. Earned time is subject to 401(k) contributions and company match, if you participate in that plan.

3.	Separation Pay: In exchange for this signed Separation Agreement, the Company will pay you 2 months of regular base pay as separation pay in a lump sum less required deductions. Separation pay is not eligible for 401(k) contributions.

4.	Medical/Vision and/or Dental Benefits: Beginning in March 2006, you and any enrolled dependents covered as of your last day of active work, under the medical/vision and/or dental benefits can elect to continue group medical/vision and/or dental coverage through the Company as specified in your COBRA Notice. The Company will pay you the equivalent of four months of your and your enrolled dependents’ COBRA medical/vision and dental premiums, based on the coverages you have as of your last day of active work, along with your separation pay regardless of whether you elect COBRA coverage. This amount is taxable income to you. You must elect, enroll in and pay for COBRA coverage per the terms of COBRA in order to receive COBRA coverage.

5.	Reference Checks: The Company will verify dates of employment, positions held, and pay rate.

6.	401(k) Plan/Contributions: If you participate in the Company’s 401(k) Plan, you will make your final employee contribution to this plan from your February 17, 2006, paycheck for regular and overtime hours (if applicable), and from your cashout of accrued and unused earned time (if applicable) paid on February 17, 2006. The Company will make its final matching contributions to this plan according to the terms of the plan. After February 17, 2006, you may elect to receive whatever accrued and vested benefits you are entitled to according to the terms of the plan. No contributions may be made by you or the Company to this plan from the separation pay which is paid to you under this Agreement.

7.	Group Term Life Insurance: If you are eligible for coverage under the Company’s group term life insurance plan, you may convert your group term life insurance coverage to an individual policy and self-pay for the converted coverage under the timelines, terms and conditions of the Company’s plan. Coverage under the Company’s plan ends on your last day of active work with the Company.

8.	Group Long Term Disability Insurance: If you are eligible for coverage under the Company’s group long term disability plan, coverage ends on your last day of active work with the Company.

9.	Company and PEMCO Financial Services (PFS) Property: You will return to the Company by February 10, 2006, all Company-owned and PFS-owned property in your possession, including all keys and card key badges to the Company and PFS buildings or property, all Company- and PFS-owned equipment, all Company and PFS documents and papers, including but not limited to trade secrets and other confidential and proprietary information.

10.	Employee Nondisclosure Agreement: You will continue to abide by the terms of the Employee Nondisclosure Agreement you signed on June 10, 2002, a copy of which has been provided to you along with a copy of this Agreement.

11.	Confidentiality: You will keep the facts and the terms of this Separation Agreement confidential, although you may disclose them to your immediate family, or your attorney, accountant or similar advisor, all of whom also are bound by this Confidentiality clause. You also may disclose them, if needed, in response to government requests, subpoenas or other legal processes.

12.	General Release: In exchange for the separation pay and the other benefits contained in this Agreement, most of which are benefits you were not otherwise entitled to receive, you and your successors and assigns forever release and discharge the Company, any of the Company’s parents, subsidiaries, affiliates, or related entities, any Company-sponsored employee benefit plans in which you participate, and all of their respective officers, directors, shareholders, trustees, agents, employees, employees’ spouses and all of their successors and assigns (collectively “Released Parties”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which you may have, known, unknown, or later discovered which arose prior to the date you signed this Agreement.

This General Release includes, but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation, the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the Washington State Law Against Discrimination, or Claims under the Employee Retirement Income Security Act, or Claims under any federal, state or local leave laws, including without limitation the Family Medical Leave Act, or Claims for unpaid salary, wages, commissions, bonuses or other compensation under any federal, state or local wage and hour laws or wage claim statutes, or Claims alleging any legal restriction on the Company’s right to terminate its employees, or any personal injury Claims, including, without limitation, wrongful discharge, defamation, tortious interference with business expectancy or emotional distress, or any Claims alleging breach of express or implied employment contract. This release, however, will not prevent you from bringing a Claim for COBRA benefits, unemployment benefits, vested 401(k) or other retirement benefits.

You represent that you have not filed any Claim that was released in this Agreement against the Company or its Released Parties with any court or government agency, and that you will not, to the extent allowed by applicable law, file such a Claim at any time in the future; provided, however, that this will not limit you from filing a Claim to enforce the terms of this Agreement. Additionally, if any government agency brings any Claim or conducts any investigation against the Company, nothing in this Agreement forbids you from cooperating in such proceedings, but by signing this Agreement, you waive and agree to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

13.	Voluntary Agreement: You understand and acknowledge the significance and consequences of this Agreement. You acknowledge that it is voluntary and that you have not signed it as a result of any coercion.

14.	Review by Attorney and Review and Revocation Periods: The Company hereby advises you in writing to consult with an attorney prior to signing this Agreement. You have the right to consider this Agreement for a period of up to 45 days prior to signing it, although you may sign this Agreement in less than 45 days at your option. By signing this Agreement, you will be affirming that you freely, voluntarily, and without coercion, entered into it and agreed to be bound by its terms. You also have the right to revoke this agreement for a period of up to 7 days after signing it by giving written notice of revocation to Cindy Gok at PFS Human Resources, 325 Eastlake Avenue East, Seattle, WA 98109. If you revoke this Agreement, it will not be effective and enforceable, and you will not receive the separation pay described above. This Agreement will not be effective or enforceable until the 7-day revocation period has expired.

15.	Separation Benefits Offer Expiration Date: You acknowledge that you were advised of your right to sign this Agreement and return it to Human Resources on or before 5:00 p.m. on Monday, March 21, 2006.

16.	Entire Agreement: This Agreement, along with the Employee Nondisclosure Agreement referenced above, constitutes the entire understanding and agreement between the Company and you regarding the termination of your employment and future obligations toward each other. This Agreement supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter. This Agreement is made and shall be construed and performed under Washington State law without regard to its choice of law principles. This Agreement may not be modified except through another written agreement signed by you and by the Company. If any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable. This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of the Company, or its agents or employees.

If you want to receive the separation benefits offered, please sign the original copy of this letter and return it to me. I also recommend that you sign the extra copy provided and keep this copy with your personal records.

Sincerely,

/s/ Gerald O. Hatler

Gerald O. Hatler
President and CEO EvergreenBank

Accepted and agreed this 3 day of February, 2006

/s/ Susan L. Gates

Susan L Gates

For Human Resources Use Only:

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